ARC Document Solutions Reports Results for First Quarter 2016
WALNUT CREEK, CA -- (May 3, 2016) - ARC Document Solutions, Inc. (NYSE: ARC), a leading document solutions provider to design, engineering, construction, and facilities management professionals, today reported its financial results for the first quarter ended March 31, 2016.
2016 First Quarter Business Highlights:

•	Net sales of $103.6 million vs. $104.3 million in 2015

•	Adjusted diluted earnings per share were $0.06 vs. $0.07 in 2015

•	Gross margin of 32.6% vs. 34.5% in 2015 due to quarterly increase in lower margin sales

•	Cash flow from operations of $5.3 million despite $3 million negative impact compared to prior year from payroll timing

•	Adjusted EBITDA of $14.8 million or 14.3%

•	Approximately 700,000 shares of ARC common stock repurchased in the open market

•	Management reaffirms 2016 forecast

Financial Highlights:
	Three Months Ended
	March 31,
(All dollar amounts in millions, except EPS)	2016	2015
Net Sales	$103.6	$104.3
Gross Margin	32.6%	34.5%
Net income attributable to ARC	$2.6	$4.4
Adjusted Net Income attributable to ARC	$2.7	$3.2
Earnings per share - Diluted	$0.05	$0.09
Adjusted earnings per share - Diluted	$0.06	$0.07
Adjusted EBITDA	$14.8	$16.8
Cash provided by operating activities	$5.3	$5.3
Adjusted cash provided by operating activities	$5.3	$6.4
Capital Expenditures	$2.5	$3.5
Debt & Capital Leases (including current), net of unamortized deferred financing fees	$167.0	$197.9
Management Commentary
“We continue to make progress towards the transformation of the company” said K. “Suri” Suriyakumar, Chairman, President and CEO of ARC Document Solutions. “Our sales performance was as expected but the margins were softer due to our product mix. That said, our technology enabled services continued to grow, especially our AIM solution. We are working hard to offset the slow secular declines in our traditional business with new solutions and we are executing on our plans as expected, and I’m pleased with the direction in which we’re headed.”

“I’m also happy to announce the appointment of John Freeland to our Board of Directors,” Mr. Suriyakumar continued. “As a part of our transition, we’re actively seeking out candidates with strong backgrounds in building and leading technology-enabled companies, and John is a great fit. His experience and leadership with Accenture, salesforce.com, and IRI will bring a fresh perspective to our thinking and decisions on the Board. I look forward to his contributions.”

“As usual, strong cash generation characterized the first quarter for ARC,” said Jorge Avalos, Chief Financial Officer of ARC Document Solutions. “While we saw cash from operations off to its usual slow start due to seasonal timing of sales, our ability to execute our stock repurchase plan was unaffected. We bought $2.7 million of ARC common stock in the open market during the period, and further reduced the principal of our senior debt by more than $4 million.”

2016 First Quarter Supplemental Information:
Net sales were $103.6 million, a 0.7% decrease compared to the first quarter of 2015.

Days sales outstanding in Q1 2016 were 53, compared to 57 days in Q1 2015.

AEC customers comprised approximately 78% of our total net sales, while non-AEC customers made up approximately 22% of our total net sales.

Total number of MPS locations at the end of the first quarter has grown to approximately 9,050, a gain of 390 locations over Q1 2015. This information reflects the reduction of approximately 200 locations associated with a large client that did not renew their MPS engagement with us at the end of 2015.

Adjusted EBITDA excludes loss on extinguishment of debt, the impact of trade secret litigation costs, stock-based compensation expense, and restructuring expense.

Sales from Services and Product Lines as a Percentage of Net Sales
	Three Months Ended
	March 31,
Services and Product Line	2016	2015
CDIM	51.8%	52.4%
MPS	32.1%	34.4%
AIM	3.6%	2.7%
Equipment and supplies sales	12.5%	10.5%
Outlook
ARC Document Solutions anticipates annual adjusted earnings per share in 2016 to be in the range of $0.30 to $0.35 on a fully diluted basis, and annual cash flow from operations to be in the range of $55 million to $60 million. The Company’s outlook for 2016 annual adjusted EBITDA is expected to be in the range of $66 million to $71 million.

Teleconference and Webcast
To access the live audio call, dial 888-359-3627. International callers may join the conference by dialing 719-457-1035. The conference ID number is 6370048. A live webcast will also be made available on the investor relations page of ARC Document Solution's website at ir.e-arc.com.

The webcast of the call will be available at www.e-arc.com for approximately 90 days following the call's conclusion. A telephone replay of the call also will be available for five days after the call's conclusion. To access the replay, please register at https://jsp.premiereglobal.com/webrsvp. The conference ID number is 6370048.

About ARC Document Solutions (NYSE: ARC)
ARC Document Solutions distributes Documents and Information to facilitate communication for design, engineering and construction professionals, real estate managers and developers, facilities owners, and a variety of similar disciplines. The Company provides cloud and mobile solutions, professional services, and hardware to help its customers around the world reduce costs and increase efficiency, improve information access and control, and communicate faster, easier, and better. Follow ARC at www.e-arc.com

Forward-Looking Statements
This press release contains forward-looking statements that are based on current opinions, estimates and assumptions of management regarding future events and the future financial performance of the Company. Words such as "expect," “forecast,” "project," "outlook," and similar expressions identify forward-looking statements and all statements other than statements of historical fact, including, but not limited to, any projections regarding earnings, revenues and financial performance of the Company, could be deemed forward-looking statements. We caution you that such statements are only predictions and are subject to certain risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. In addition to matters affecting the construction, managed print services, document management or reprographics industries, or the economy generally, factors that could cause actual results to differ from expectations stated in forward-looking statements include, among others, the factors described in the caption entitled "Risk Factors" in Item 1A in ARC Document Solution's Annual Report on Form 10-K for the fiscal year ended December 31, 2015, Quarterly Reports on Form 10-Q, and other periodic filings and prospectuses. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Contact Information:
David Stickney
VP Corporate Communications & Investor Relations
925-949-5114

ARC Document Solutions, Inc.
Consolidated Balance Sheets
(In thousands, except per share data)
(Unaudited)
	March 31,	December 31,
Current assets:	2016	2015
Cash and cash equivalents	$16,793	$23,963
Accounts receivable, net of allowances for accounts receivable of $1,853 and $2,094	61,377	60,085
Inventories, net	18,529	16,972
Prepaid expenses	4,356	4,555
Other current assets	3,687	4,131
Total current assets	104,742	109,706
Property and equipment, net of accumulated depreciation of $205,486 and $202,457	56,247	57,590
Goodwill	212,608	212,608
Other intangible assets, net	16,872	17,946
Deferred income taxes	72,991	74,196
Other assets	2,501	2,492
Total assets	$465,961	$474,538
Current liabilities:
Accounts payable	$21,385	$23,989
Accrued payroll and payroll-related expenses	8,507	12,118
Accrued expenses	19,707	19,194
Current portion of long-term debt and capital leases	14,651	14,374
Total current liabilities	64,250	69,675
Long-term debt and capital leases	152,353	157,018
Deferred income taxes	36,490	35,933
Other long-term liabilities	2,869	2,778
Total liabilities	255,962	265,404
Commitments and contingencies
Stockholders’ equity:
ARC Document Solutions, Inc. stockholders’ equity:
Preferred stock, $0.001 par value, 25,000 shares authorized; 0 shares issued and outstanding	—	—
Common stock, $0.001 par value, 150,000 shares authorized; 47,275 and 47,130 shares issued and 46,474 and 47,029 shares outstanding	47	47
Additional paid-in capital	115,842	115,089
Retained earnings	92,261	89,687
Accumulated other comprehensive loss	(1,928)	(2,097)
	206,222	202,726
Less cost of common stock in treasury, 801 and 101 shares	3,345	612
Total ARC Document Solutions, Inc. stockholders’ equity	202,877	202,114
Noncontrolling interest	7,122	7,020
Total equity	209,999	209,134
Total liabilities and equity	$465,961	$474,538

ARC Document Solutions, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)	Three Months Ended
	March 31,
	2016	2015
Service sales	$90,635	$93,325
Equipment and supplies sales	12,915	10,994
Total net sales	103,550	104,319
Cost of sales	69,813	68,298
Gross profit	33,737	36,021
Selling, general and administrative expenses	26,356	27,455
Amortization of intangible assets	1,313	1,489
Restructuring expense	2	74
Income from operations	6,066	7,003
Other income, net	(23)	(26)
Loss on extinguishment of debt	46	—
Interest expense, net	1,446	1,857
Income before income tax provision	4,597	5,172
Income tax provision	1,969	761
Net income	2,628	4,411
(Income) loss attributable to the noncontrolling interest	(54)	25
Net income attributable to ARC Document Solutions, Inc. shareholders	$2,574	$4,436
Earnings per share attributable to ARC Document Solutions, Inc. shareholders:
Basic	$0.06	$0.10
Diluted	$0.05	$0.09
Weighted average common shares outstanding:
Basic	46,608	46,443
Diluted	47,203	47,654

ARC Document Solutions, Inc. Non-GAAP Measures Reconciliation of cash flows provided by operating activities to EBIT, EBITDA and Adjusted EBITDA (In thousands) (Unaudited)
	Three Months Ended
	March 31,
	2016	2015
Cash flows provided by operating activities	$5,303	$5,288
Changes in operating assets and liabilities, net of effect of business acquisitions	7,809	9,416
Non-cash expenses, including depreciation, amortization and restructuring	(10,484)	(10,293)
Income tax provision	1,969	761
Interest expense, net	1,446	1,857
(Income) loss attributable to the noncontrolling interest	(54)	25
EBIT	5,989	7,054
Depreciation and amortization	7,990	8,555
EBITDA	13,979	15,609
Loss on extinguishment of debt	46	—
Trade secret litigation costs(1)	—	34
Restructuring expense(2)	2	74
Stock-based compensation	772	1,083
Adjusted EBITDA	$14,799	$16,800

(1) On February 1, 2013, we filed a civil complaint against a competitor and a former employee in the Superior Court of California for Orange County, which alleged, among other claims, the misappropriation of ARC trade secrets; namely, proprietary customer lists that were used to communicate with ARC customers in an attempt to unfairly acquire their business. In prior litigation with the competitor based on related facts, in 2007 the competitor entered into a settlement agreement and stipulated judgment, which included an injunction. We instituted this suit to stop the defendant from using similar unfair business practices against us in the Southern California market. The case proceeded to trial in May 2014, and a jury verdict was entered for the defendants. In the first quarter of 2015, we entered into a settlement and paid the defendant. Legal fees associated with the litigation were recorded as selling, general and administrative expense.

(2) In October 2012, we initiated a restructuring plan which included the closure or downsizing of the Company's service center locations, as well as a reduction in headcount. Restructuring expenses in 2016 and 2015 primarily consist of revised estimated lease termination and obligation costs resulting from facilities closed in 2013.

ARC Document Solutions, Inc. Non-GAAP Measures Reconciliation of cash flows provided by operating activities to adjusted cash flows provided by operating activities (In thousands) (Unaudited)
	Three Months Ended
	March 31,
	2016	2015
Cash flows provided by operating activities	$5,303	$5,288
Payments related to trade secret litigation costs	—	999
Payments related to restructuring expenses	2	118
Adjusted cash flows provided by operating activities	$5,305	$6,405

ARC Document Solutions, Inc. Non-GAAP Measures Reconciliation of net income attributable to ARC to unaudited adjusted net income attributable to ARC (In thousands, except per share data) (Unaudited)
	Three Months Ended
	March 31,
	2016	2015
Net income attributable to ARC Document Solutions, Inc.	$2,574	$4,436
Loss on extinguishment of debt	46	—
Restructuring expense	2	74
Trade secret litigation costs	—	34
Income tax benefit related to above items	(19)	(42)
Deferred tax valuation allowance and other discrete tax items	108	(1,256)
Unaudited adjusted net income attributable to ARC Document Solutions, Inc.	$2,711	$3,246

Actual:
Earnings per share attributable to ARC Document Solutions, Inc. shareholders:
Basic	$0.06	$0.10
Diluted	$0.05	$0.09
Weighted average common shares outstanding:
Basic	46,608	46,443
Diluted	47,203	47,654

Adjusted:
Earnings per share attributable to ARC Document Solutions, Inc. shareholders:
Basic	$0.06	$0.07
Diluted	$0.06	$0.07
Weighted average common shares outstanding:
Basic	46,608	46,443
Diluted	47,203	47,654

ARC Document Solutions, Inc. Non-GAAP Measures Reconciliation of net income attributable to ARC Document Solutions, Inc. shareholders to EBIT, EBITDA and Adjusted EBITDA (In thousands) (Unaudited)
	Three Months Ended
	March 31,
	2016	2015
Net income attributable to ARC Document Solutions, Inc. shareholders	$2,574	$4,436
Interest expense, net	1,446	1,857
Income tax provision	1,969	761
EBIT	5,989	7,054
Depreciation and amortization	7,990	8,555
EBITDA	13,979	15,609
Loss on extinguishment of debt	46	—
Trade secret litigation costs	—	34
Restructuring expense	2	74
Stock-based compensation	772	1,083
Adjusted EBITDA	$14,799	$16,800

ARC Document Solutions, Inc. Net Sales by Product Line (In thousands) (Unaudited)
	Three Months Ended
	March 31,
	2016	2015
Service sales
CDIM	$53,665	$54,643
MPS	33,231	35,877
AIM	3,739	2,805
Total service sales	90,635	93,325
Equipment and supplies sales	12,915	10,994
Total net sales	$103,550	$104,319

Non-GAAP Financial Measures
EBIT, EBITDA and related ratios presented in this report are supplemental measures of our performance that are not required by or presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). These measures are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, income from operations, or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating, investing or financing activities as a measure of our liquidity.
EBIT represents net income before interest and taxes. EBITDA represents net income before interest, taxes, depreciation and amortization. EBIT margin is a non-GAAP measure calculated by dividing EBIT by net sales. EBITDA margin is a non-GAAP measure calculated by dividing EBITDA by net sales.
We have presented EBIT, EBITDA and related ratios because we consider them important supplemental measures of our performance and liquidity. We believe investors may also find these measures meaningful, given how our management makes use of them. The following is a discussion of our use of these measures.
We use EBIT and EBITDA to measure and compare the performance of our operating segments. Our operating segments’ financial performance includes all of the operating activities except debt and taxation which are managed at the corporate level for U.S. operating segments. As a result, we believe EBIT is the best measure of operating segment profitability and the most useful metric by which to measure and compare the performance of our operating segments. We use EBITDA to measure performance for determining consolidated-level compensation. In addition, we use EBIT and EBITDA to evaluate potential acquisitions and potential capital expenditures.
EBIT, EBITDA and related ratios have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are as follows:

•	They do not reflect our cash expenditures, or future requirements for capital expenditures and contractual commitments;

•	They do not reflect changes in, or cash requirements for, our working capital needs;

•	They do not reflect the significant interest expense, or the cash requirements necessary, to service interest or principal payments on our debt;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies, including companies in our industry, may calculate these measures differently than we do, limiting their usefulness as comparative measures.
Because of these limitations, EBIT, EBITDA, and related ratios should not be considered as measures of discretionary cash available to us to invest in business growth or to reduce our indebtedness. We compensate for these limitations by relying primarily on our GAAP results and using EBIT, EBITDA and related ratios only as supplements.
Our presentation of adjusted net income, adjusted EBITDA, and adjusted cash flows from operations over certain periods is an attempt to provide meaningful comparisons to our historical performance for our existing and future investors. The unprecedented changes in our end markets over the past several years have required us to take measures that are unique in our history and specific to individual circumstances. Comparisons inclusive of these actions make normal financial and other performance patterns difficult to discern under a strict GAAP presentation. Each non-GAAP presentation, however, is explained in detail in the reconciliation tables above.
Specifically, we have presented adjusted net income attributable to ARC and adjusted earnings per share attributable to ARC shareholders for the three months ended March 31, 2016 and 2015 to reflect the exclusion of loss on extinguishment of debt, restructuring expense, trade secret litigation costs, and changes in the valuation allowances related to certain deferred tax assets and other discrete tax items. We have presented adjusted cash flows from operating activities for the three months ended March 31, 2016 and 2015 to reflect the exclusion of cash payments related to trade secret litigation costs and cash payments related to restructuring expenses. This presentation facilitates a meaningful comparison of our operating results for the three months ended March 31, 2016 and 2015. We believe these charges were the result of the then current macroeconomic environment, our capital restructuring, or other items which are not indicative of our actual operating performance.
We have presented adjusted EBITDA in the three months ended March 31, 2016 and 2015 to exclude loss on extinguishment of debt, trade secret litigation costs, restructuring expense and stock-based compensation expense. The adjustment of EBITDA for these items is consistent with the definition of adjusted EBITDA in our credit agreement; therefore, we believe this information is useful to investors in assessing our financial performance.

ARC Document Solutions Consolidated Statements of Cash Flows (In thousands) (Unaudited)	Three Months Ended
	March 31,
	2016	2015
Cash flows from operating activities
Net income	$2,628	$4,411
Adjustments to reconcile net income to net cash provided by operating activities:
Allowance for accounts receivable	71	26
Depreciation	6,677	7,066
Amortization of intangible assets	1,313	1,489
Amortization of deferred financing costs	118	161
Stock-based compensation	772	1,083
Deferred income taxes	1,749	2,176
Deferred tax valuation allowance	72	(1,534)
Loss on early extinguishment of debt	46	—
Other non-cash items, net	(334)	(174)
Changes in operating assets and liabilities:
Accounts receivable	(1,264)	(4,522)
Inventory	(1,568)	(1,093)
Prepaid expenses and other assets	397	1,999
Accounts payable and accrued expenses	(5,374)	(5,800)
Net cash provided by operating activities	5,303	5,288
Cash flows from investing activities
Capital expenditures	(2,505)	(3,501)
Other	226	155
Net cash used in investing activities	(2,279)	(3,346)
Cash flows from financing activities
Proceeds from stock option exercises	11	545
Proceeds from issuance of common stock under Employee Stock Purchase Plan	39	27
Share repurchases	(2,733)	—
Contingent consideration on prior acquisitions	(65)	—
Early extinguishment of long-term debt	(4,400)	—
Payments on long-term debt agreements and capital leases	(3,121)	(6,067)
Net repayments under revolving credit facilities	—	(984)
Payment of deferred financing costs	(30)	(24)
Payment of hedge premium	—	(632)
Net cash used in financing activities	(10,299)	(7,135)
Effect of foreign currency translation on cash balances	105	118
Net change in cash and cash equivalents	(7,170)	(5,075)
Cash and cash equivalents at beginning of period	23,963	22,636
Cash and cash equivalents at end of period	$16,793	$17,561
Supplemental disclosure of cash flow information
Noncash investing and financing activities
Capital lease obligations incurred	$2,865	$3,500
Liabilities in connection with the acquisition of businesses	$104	$—